UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

EAGLE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	52-1943477 (IRS Employer I.D. Number)

7830 Old Georgetown Road, Third Floor Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)

EAGLE BANCORP, INC. 2021 EQUITY INCENTIVE PLAN
EAGLE BANCORP, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of Plans)

Susan G. Riel, President and Chief Executive Officer
Eagle Bancorp, Inc.
7830 Old Georgetown Road, Third Floor
Bethesda, Maryland 20814
301.986.1800
(Name, Address, and Telephone Number of Agent for Service)

Copies to:
Scott Jones, Esq.
Troutman Pepper Hamilton Sanders LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312
Telephone: (610) 640-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $.01 par value	1,724,578(3)	$54.59	$94,144,713.02	$10,271.19
Common Stock, $.01 par value	200,000(4)	$54.59	$10,918,000.00	$1,191.15
TOTAL	1,924,578	$54.59	$105,062,713.02	$11,462.34
(1) This Registration Statement on Form S-8 covers any additional shares of common stock that become issuable by Eagle Bancorp, Inc. (the “Company”) pursuant to the Eagle Bancorp, Inc. 2021 Equity Incentive Plan or the Eagle Bancorp, Inc. 2021 Employee Stock Purchase Plan by reason of any stock dividend, stock split, or other similar transaction, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2) Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the common stock on August 3, 2021.

(3) Represents (a) 1,299,079 shares of common stock, $0.01 par value per share, issuable pursuant to the Company’s 2021 Equity Incentive Plan (representing 1,300,000 shares of common stock, minus 921 shares of common stock shares subject to awards issued under the Eagle Bancorp, Inc. 2016 Stock Plan (the “2016 Plan”) after March 25, 2021 and prior to May 20, 2021) and (b) up to 425,499 shares of common stock underlying outstanding awards under the 2016 Plan that expire, are terminated, are canceled or are forfeited for any reason after May 20, 2021.

(4) Represents 200,000 shares of common stock, $0.01 par value per share, issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan.

PART I
The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Eagle Bancorp, Inc. 2021 Equity Incentive Plan or the Eagle Bancorp, Inc. 2021 Employee Stock Purchase Plan, as applicable, as required by Rule 428(b).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Certain Documents by Reference.

The following documents filed with Securities and Exchange Commission are hereby incorporated by reference herein:

(1) Eagle Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020;

(2) Eagle Bancorp, Inc.’s Quarterly Reports on Form 10-Q for the period ended March 31, 2021 and June 30, 2021;

(3) Eagle Bancorp, Inc.’s Current Reports on Form 8-K (and, as applicable, Form 8-K/A) filed with the Securities and Exchange Commission on January 7, 2021, January 25, 2021, March 29, 2021, March 31, 2021, May 26, 2021, and June 30, 2021;

(4) Eagle Bancorp, Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 6, 2021;

(5) The description of Eagle Bancorp, Inc.’s Common Stock contained in Exhibit 4.6 to its Annual Report on Form 10-K for the year ended December 31, 2019; and

(6) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by Eagle Bancorp, Inc. since the end of the year covered in its Annual Report referred to in (1) above.

All documents filed by Eagle Bancorp, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby shall have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

ITEM 4. Description of Securities

As the securities to be issued pursuant to this registration statement are registered under Section 12 of the Securities Exchange Act of 1934, this item is not applicable.

ITEM 5. Interest of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers

Eagle Bancorp, Inc.’s Articles of Incorporation and Bylaws, as amended, each provide that Eagle Bancorp, Inc. shall, to the fullest extent permitted under the Maryland General Corporation Law, indemnify its directors and officers. Section 2-418 of the Maryland Code, Corporations and Associations (“Maryland Code”), provides that a corporation may indemnify directors and officers against liabilities they may incur in such capacities unless it is established that: (a) the director’s act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director actually received an improper benefit; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, actually incurred by the director in connection with the proceeding. However, if the proceeding was a proceeding by or in the right of the company, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged liable to the company. In addition, no indemnity is permitted to a director with respect to any proceeding charging improper personal benefit, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

The Maryland Code provides that a director who has been successful in the defense of a proceeding shall be indemnified against reasonable expenses incurred in connection with the proceeding. The provision also permits the advancement of reasonable expenses if the director affirms in writing that in the director’s good faith belief, the director has met the applicable standard of conduct necessary for indemnification and undertakes to repay the amount if it is ultimately determined that the director has not met the standard of conduct necessary for indemnification. Officers, employees and agents of Eagle Bancorp, Inc. may be indemnified by Eagle Bancorp, Inc. to the same extent as directors.

The Maryland Code provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled under, among other things, any bylaw or charter provision, or resolution of stockholders or directors, agreement, or otherwise.

Eagle Bancorp, Inc.’s Articles of Incorporation and Bylaws also provide that to the fullest extent permitted by Maryland law, no director or officer of the company shall be personally liable to the company or its shareholders for money damages.

ITEM 7. Exemption From Registration Claimed.

As no restricted securities are to be reoffered or resold pursuant to this registration statement, this item is inapplicable.

ITEM 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Company, as amended through May 16, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 17, 2016)
4.2	Bylaws of the Company, as amended through December 14, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 18, 2017)
4.3	Eagle Bancorp, Inc. 2021 Equity Incentive Plan
4.4	Eagle Bancorp, Inc. 2021 Employee Stock Purchase Plan
4.5	Form of Stock Option Grant Notice and Award Agreement for an Executive Officer under the 2021 Equity Incentive Plan
4.6	Form of Restricted Stock Grant Notice and Award Agreement for an Executive Officer under the 2021 Equity Incentive Plan
4.7	Form of Restricted Stock Unit Grant Notice and Award Agreement under the 2021 Equity Incentive Plan

4.8	Form of Restricted Stock Grant Notice and Award Agreement for a Non-Executive Officer or Non-Employee Director under the 2021 Equity Incentive Plan
4.9	Form of Stock Option Grant Notice and Award Agreement for a Non-Executive Officer or Non-Employee Director under the 2021 Equity Incentive Plan
5.1	Opinion of Troutman Pepper Hamilton Sanders LLP
23.1	Consent of Troutman Pepper Hamilton Sanders LLP, included in Exhibit 5.1
23.2	Consent of Dixon Hughes Goodman LLP
24.1	Power of Attorney (included on signature page of this registration statement)

ITEM 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to the Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on this 9th day of August, 2021.

EAGLE BANCORP, INC.

By:	/s/ Susan G. Riel
Susan G. Riel
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Eagle Bancorp, Inc., hereby severally constitute and appoint Susan G. Riel and Charles D. Levingston, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Eagle Bancorp, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

In accordance with the requirements of the Securities Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date

/s/ Susan G. Riel	President and Chief Executive Officer of the	August 9, 2021
Susan G. Riel	Company (Principal Executive Officer)

/s/ Charles D. Levingston	Executive Vice President and Chief	August 9, 2021
Charles D. Levingston	Financial Officer of the Company (Principal
Financial and Accounting Officer)

/s/ Matthew D. Brockwell	Director	August 9, 2021
Matthew D. Brockwell

/s/ Steven J. Freidkin	Director	August 9, 2021
Steven J. Freidkin

/s/ Ernest D. Jarvis	Director	August 9, 2021
Ernest D. Jarvis

/s/ Theresa G. LaPlaca	Director	August 9, 2021

Theresa G. LaPlaca

/s/ A. Leslie Ludwig	Director	August 9, 2021
A. Leslie Ludwig

/s/ Norman R. Pozez	Director, Chairman of the Board of Directors	August 9, 2021
Norman R. Pozez

/s/ Kathy A. Raffa	Director	August 9, 2021
Kathy A. Raffa

/s/ James A. Soltesz	Director	August 9, 2021
James A. Soltesz

/s/ Benjamin M. Soto	Director	August 9, 2021
Benjamin M. Soto